                                                                                EXHIBIT 4.1
CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF
6% SERIES A PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Valhi, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.01 per share, and, further, authorizes the Board of Directors of the Corporation, subject to the limitations prescribed by law and the provisions of the Certificate of Incorporation, to provide for the issuance of shares of the Preferred Stock or to provide for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preference rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

SECOND: The Board of Directors of the Corporation, as of February 28, 2007, duly adopted the following resolutions, authorizing the creation and issuance of a series of said Preferred Stock to be known as 6% Series A Preferred Stock:

RESOLVED, the Board of Directors, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of the Corporation’s Preferred Stock, par value $.01 per share, consisting of 5,000 shares of which are authorized to be issued under the Corporation’s Certificate of Incorporation (such 5,000 shares being hereinafter referred to as the “Series A Preferred Stock”), of the Corporation and hereby fixes the number, designations, preferences, rights and limitations thereof in addition to those set forth in said Certificate of Incorporation as follows:

Section 1.  Certain Definitions. As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person that are traded on an established national or regional trading market or exchange, including but not limited to the common stock, par value $.01 per share, of Valhi, Inc., a Delaware corporation.

“Certificate” means this Certificate of Designations, Rights and Preferences of 6% Series A Preferred Stock.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” means the voting Common Stock, $.01 par value per share, of the Corporation and any other stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Corporation” means Valhi, Inc., a Delaware corporation, and its successors.

“Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, or if any such date is not a Business Day, on the next succeeding Business Day.

“Dividend Period” means the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date.

“Liquidation Preference” has the meaning assigned to such term in Section 4(a).

“Original Issue Date” has the meaning assigned to such term in Section 3(a).

“Outstanding” means, when used with respect to Series A Preferred Stock, as of any date of determination, all shares of Series A Preferred Stock outstanding as of such date; provided further that, in determining whether the holders of Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Series A Preferred Stock owned by the Corporation shall be deemed not to be outstanding.

“Parity Stock” has the meaning assigned to such term in Section 2.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Record Date” means with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, March 15, June 15, September 15 and December 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as may be fixed by the Board of Directors.

“Senior Stock” has the meaning assigned to such term in Section 2.

“Series A Preferred Stock” has the meaning assigned to such term in the Resolution set forth in the Preamble hereto.

Section 2.  Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and to any other class or series of equity securities issued by the Corporation not referred to in clauses (b) or (c) of this paragraph, (b) on a parity with all equity securities issued by the Corporation in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Parity Stock”) and (c) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). The term “equity securities” shall not include convertible debt securities.

Section 3.  Dividends.

(a) Holders of the then Outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate of 6% of the $133,466.75 per share Liquidation Preference per annum. Such dividends shall accrue from the first date on which any Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Record Date.

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable, but interest will not accrue on any amount of accrued but unpaid dividends on the Series A Preferred Stock.

(d) Nothing contained herein shall prevent or restrict the Corporation from the declaration, payment or set aside for payment or any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of the Common Stock, or shares of any other class or series of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, including without limitation accrued and unpaid dividends on the Series A Preferred Stock. Further, nothing contained herein shall prevent or restrict the Corporation from redeeming, purchasing or otherwise acquiring for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation any shares of Common Stock, or any shares of equity securities ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of equity securities ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of such equity securities ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of such equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of such equity securities (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Preferred Stock which may be in arrears.

(f) Any dividend payment made on shares of the Series A Preferred Stock shall be credited against the accrued but unpaid dividends due as designated by the Corporation. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock in excess of full accrued dividends on the Series A Preferred Stock as described above.

Section 4.  Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then Outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $133,466.75 per share of Series A Preferred Stock (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of equity securities that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all Outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of equity securities ranking on a parity with the Series A Preferred Stock as to liquidation rights, then the holders of the Series A Preferred Stock and each such other class or series of equity securities shall share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.  Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or as otherwise provided in the Certificate of Incorporation, by law or pursuant to agreements among the holders of voting equity securities of the Corporation.

(b) The affirmative vote of holders of at least two-thirds of the Outstanding shares of the Series A Preferred Stock and all other Parity Stock with like voting rights, voting as a single class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Preferred Stock, so as to adversely affect the holders thereof; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or the creation and issuance of other series of common stock or preferred stock will not be deemed to materially and adversely affect such powers, preferences or special rights.

Section 6.  Consolidation, Merger and Sale of Assets. The Corporation, without the consent of the holders of any of the Outstanding Series A Preferred Stock, may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to the Corporation.

Section 7.  Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 26th day of March, 2007.

Valhi, Inc.

By:
Gregory M. Swalwell
Vice President and Controller